EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422 Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E / 713-529-6600

POWELL INDUSTRIES DELAYS FILING OF
FISCAL 2004 ANNUAL REPORT ON FORM 10-K

HOUSTON — JANUARY 20, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that it has requested a 15 day extension to January 29, 2005 with respect to the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission.

         Preliminary unaudited results for the 2004 fiscal year were announced on December 15, 2004. In completing its year end audit, the company discovered that its recording of two leases overstated expenses in fiscal 2004 as reported in our December 15, 2004 announcement. Correction of the overstatement will increase net income in fiscal 2004 by approximately $240,000. As a result, the Company expects to report net income of $1,669,000 on its Form 10-K for fiscal 2004 compared to $1,429,000 as previously announced.

         Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.